wetouch 伟易达科技

Wetouch Technology Inc. (WETH) Reports Second Quarter 2021 Unaudited Financial Results

-Revenues increased by 186.8% to $15.2 million-

-Net income increased by 155.0% to $5.1 million-

Chengdu, China, Aug. 10, 2021 (GLOBE NEWSWIRE) -- Wetouch Technology Inc. (OTCQB: WETH) ("Wetouch" or "the Company"), a specialty manufacturer of medium to large sized projected capacitive touchscreens, today announced its unaudited financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights

- **Revenues** were US$15.2 million, an increase of 186.8% from $5.3 million in the second quarter of 2020
- **Gross profit** was $7.9 million, an increase of 192.6% from $2.7 million in the second quarter of 2020.
- **Gross margin** was 51.9%, compared with 50.7% in the second quarter of 2020.
- **Net income** was $5.1 million, compared to $2.0 million in the second quarter of 2020.
- **Total volume shipped** was 711,548 units, an increase of 145.6% from 289,668 units in the second quarter of 2020.
- **Cash flow from operations** was $11.1 million, compared to $5.6 million in the six months ended June 30, 2020.
- **Cash as of the end of the second quarter of 2021** was $52.6 million, compared to $23.0 million as of December 31, 2020.
- **Basic and diluted EPS** were $0.2, compared with $0.1 in the same period of 2020.

"Our second quarter results continued to be strong leading off our fiscal year 2021 on a positive note, and we are pleased with our progress and remain on track to deliver full-year robust top and bottom-line growth. Business conditions remained exceptionally strong through the second quarter with record bookings and backlog for product to be shipped over multiple quarters. The commitment of each one of our employees is paying off and once again we are generating record growth in new customer business. At the same time, existing customers are increasingly purchasing our products both in China and abroad." Mr. Guangde Cai, Chairman of WETH, commented, "Geographically, sales from PRC increased by 206.3%, complemented by a 157.1% increase from overseas. Units sold increased by 145.6% to 711,548 touchscreens in the second quarter of 2021 from 289,668 units in the same period last year. Average selling price of our products also increased by 18.0% thanks to the increased sales of new models of higher-end products of such as touch screens used in gaming machine with higher selling price in domestic market during the three-month period ended June 30, 2021. As one of the leading manufacturers of medium to large sized projected capacitive touchscreens in China, we are confident that our exceptional products and services, as well as our constantly improved and expanded product offering, would enable us to gain market share and deliver long-term value for our shareholders."

Second Quarter 2021 Financial Results

Total Revenues. We generated revenue of $15.2 million and $5.3 million for the three months ended June 30, 2021 and 2020, respectively, an increase of $9.9 million, or 186.8%, compared to $5.3 million in the same period of last year. This was due to an increase of 145.6% in sales volume and of 18.0% in the average selling price of our products, and 9.7% positive impact from exchange rate due to appreciation of RMB against US dollars, compared with those of the same period of last year.

Gross Profit and Gross Profit Margin. Gross profit was $7.9 million in the second quarter ended June 30, 2021, compared to $2.7 million in the same period of 2020. Our gross profit margin increased to 51.9% for the second quarter ended June 30, 2021 as compared to 50.7% for the same period of 2020, primarily due to product mix shift to higher gross profit margin products such as POS touchscreens, gaming touchscreens, industrial control computer touchscreens and medical touchscreens.

Gain on Asset Disposal. Gain on asset disposal was $7.6 million for the six-month period ended June 30, 2021 compared to nil in the same period in 2020. Pursuant to local PRC government guidelines on local environment issues and the national overall plan, Sichuan Wetouch is under the government-directed relocation order to relocate no later than December 31, 2021 and received compensation accordingly. On March 18, 2021, pursuant to the agreement with the local government and an appraisal report issued by a mutual agreed appraiser, Sichuan Wetouch received compensation of RMB115.2 million ($17.8 million) for the withdrawal of the right to use of state-owned land and the demolition of all buildings, facilities, equipment and all other appurtenances on the land. During the six-month period ended June 30, 2021, the Company recorded a gain of $7,625,165 for the asset disposal.

Income Tax Expenses. Income tax expense was $1.9 million for the three-month periods ended June 30, 2021, as compared to $0.3 million in the same period a year ago. The effective income tax rates for the three-month periods ended June 30, 2021 and 2020 were 27.1% and 14.9%, respectively. The increase of the effective income tax rate was partially due to the increase of $0.6 million income tax clearance for Sichuan Wetouch for the year ended 2020.

Net Income. We had a net income of $5.1 million in the second quarter of 2021 compared to a net income of $2.0 million in the same quarter of 2020.

Basic and diluted EPS. Basic and diluted net income per share were $0.2, compared with $0.1 in the same period of 2020.

Cash and cash equivalents. As of June 30, 2021, our cash and cash equivalents were $52.6 million, as compared to $24.0 million at December 31, 2020.

Caution Concerning Forward Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. The information on this website contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with discussions of future operating or financial performance.

New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

The Company's forward-looking statements are based on management's current expectations and assumptions regarding the Company's business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company's actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company's actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the risk factors set forth in the Company's Annual Report for the year ended December 31, 2020 filed with the SEC on March 24, 2021.

About Wetouch Technology Inc

Wetouch, through its indirect wholly-owned subsidiary Sichuan Wetouch Technology Co. Ltd, is engaged in the manufacturing and sales of medium to large sized projected capacitive touchscreens, ranging from 7.0 inch to 42 inch screens. The Company offers touchscreens for a variety of applications, including GPS/car entertainment panels for automotive industry, industrial human-machine interface ("HMI"), financial and banking terminals, point of sale, lottery and gaming machines, smart home, robots and charging stations. Wetouch sells its products both domestically in China and internationally, covering major areas in China, including but not limited to the eastern, southern, northern and southwest regions of China. Touchscreens produced by the Company not only have long life span and are low maintenance, but also have strong anti-interference, anti-corrosion, multi-touch capability and high light-transmittance ratio and stability. Wetouch has shipped products to South Korea and several European countries such as Spain and Germany and has established a strong and diversified client base. As of September 30, 2020, Wetouch held 10 patents and has passed a number of industry certifications, including ISO9001, ISO14001, TS16949, FCC, CE, ROHS, CCC, ROHS.

Investor Relation Contact:

Sophie Zhang
sophie.zhang@irimpact.com

WETOUCH TECHNOLODY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of June 30, 2021	As of December 31, 2020
ASSETS		
CURRENT ASSETS		
Cash	$ 52,594,357	$ 23,963,861
Accounts receivable, net	11,590,670	11,926,835
Inventories	341,549	402,050
Due from related parties	-	76,619
Prepaid expenses and other current assets	28,265	228,443
TOTAL CURRENT ASSETS	64,554,841	36,597,808
Property, plant and equipment, net	45,350	9,491,195
Intangible assets, net	-	974,696
TOTAL ASSETS	$ 64,600,191	$ 47,063,699
LIABILITIES AND SHAREHOLDERS' EQUITY		
CURRENT LIABILITIES		
Accounts payable	$ 770,649	$ 891,848
Amount due to related parties	-	529,060
Income tax payable	1,822,258	107,137
Accrued expenses and other current liabilities	543,467	503,455
Deferred grants	-	245,211
TOTAL CURRENT LIABILITIES	3,136,374	2,276,711

	June 30, 2021	December 31, 2020
Deferred grants-non current	-	433,206
TOTAL LIABILITIES	$ 3,136,374	$ 2,709,917
COMMITMENTS AND CONTINGENCIES		
STOCKHOLDERS' EQUITY		
Common stock, $0.001 par value, 300,000,000 shares authorized, 31,811,523 and 31,500,693 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	$ 31,812	$ 31,501
Additional paid in capital	4,221,727	1,072,932
Statutory reserve	3,062,159	3,062,159
Retained earnings	52,552,950	39,229,282
Accumulated other comprehensive income	1,595,169	957,908
TOTAL STOCKHOLDERS' EQUITY	61,463,817	44,353,782
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 64,600,191	$ 47,063,699

WETOUCH TECHNOLODY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,	
	2021	**2020**	**2021**	**2020**
REVENUES				
Revenue from customers	$ 15,234,885	$ 5,256,060	$ 25,850,636	$ 8,765,152
Revenues from related parties	-	-	97,553	-
Total Revenues	15,234,885	5,256,060	25,948,189	8,765,152
COST OF REVENUES	(7,334,722)	(2,591,100)	(12,906,528)	(4,463,883)
GROSS PROFIT	**7,900,163**	**2,664,960**	**13,041,661**	**4,301,269**
OPERATING EXPENSES				
Selling expenses	(125,574)	(26,227)	(213,397)	(44,932)
General and administrative expenses	(812,166)	(351,660)	(1,320,582)	(559,937)
Research and development expenses	(22,588)	(17,957)	(44,768)	(33,299)
Share-based compensation	-	-	(3,149,106)	-
OPERATING EXPENSES	**(960,328)**	**(395,844)**	**(4,727,853)**	**(638,168)**
INCOME FROM OPERATIONS	**6,939,835**	**2,269,116**	**8,313,808**	**3,663,101**
Interest income	13,375	19,992	35,386	39,609
Interest expense	-	(2,924)	-	(5,893)
Government grant	1,229	56,335	692,942	127,983
Gain on asset disposal	-	-	7,625,165	-
TOTAL OTHER INCOME	**14,604**	**73,403**	**8,353,493**	**161,699**
INCOME BEFORE INCOME TAX EXPENSE	**6,954,439**	**2,342,519**	**16,667,301**	**3,824,800**
INCOME TAX EXPENSE	(1,887,339)	(349,043)	(3,238,952)	(571,830)
NET INCOME	**$ 5,067,100**	**$ 1,993,476**	**$ 13,428,349**	**$ 3,252,970**
OTHER COMPREHENSIVE INCOME (LOSS)				
Foreign currency translation adjustment	809,779	72,252	532,580	(478,166)
COMPREHENSIVE INCOME	$ 5,876,879	$ 2,065,728	$ 13,960,929	$ 2,774,804
EARNINGS PER COMMON SHARE				
Basic	$ 0.2	$ 0.1	$ 0.42	$ 0.12
Diluted	$ 0.2	$ 0.1	$ 0.42	$ 0.12
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING				
Basic*	31,811,523	28,000,000	31,811,523	28,000,000

Diluted*	32,653,163	28,000,000	32,653,163	28,000,000

*Retrospectively restated for effect of recapitalization, see Note 1

WETOUCH TECHNOLODY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six-months ended June 30, 2021	For the six-months ended June 30, 2020
Cash flows from operating activities		
Net income	**$ 13,428,349**	**$ 3,252,970**
Adjustments to reconcile net income to cash provided by operating activities		
Bad debts reversal	(76,260)	-
Depreciation and amortization	374,505	509,934
Share-based compensation	3,149,106	-
Loss of input VAT credits	354,991	-
Gain on asset disposal	(7,625,165)	-
Changes in operating assets and liabilities:		
Accounts receivable	1,286,124	2,840,257
Amounts due from related parties	83,531	(43,747)
Inventories	89,850	(14,763)
Prepaid expenses and other current assets	216,506	(199,125)
Accounts payable	(186,330)	(10,788)
Amounts due to related parties	(566,737)	(230,879)
Income Tax payable	1,703,667	(289,117)
Accrued expenses and other current liabilities	(351,972)	(111,683)
Deferred grants	(726,730)	(113,762)
Net cash provided by operating activities	11,153,435	5,589,297
Cash flows from investing activities		
Purchase of property, plant and equipment	(45,255)	-
Proceeds from assets disposal	17,804,769	-
Net cash provided by investing activities	17,759,514	-
Cash flows from financing activities		
Repayment of bank borrowings	-	(426,609)
Net cash used in financing activities	-	(426,609)
Effect of changes of foreign exchange rates on cash	(282,453)	(233,061)
Net increase in cash	28,630,496	4,929,627
Cash, beginning of period	23,963,861	14,279,797
Cash, end of period	$ 52,594,357	$ 19,209,424
Supplemental disclosure of cash flow information		
Cash paid for interest expense	$ -	$ 42,661
Cash paid for income tax	$ 1,521,333	$ 860,947